Exhibit 10.7

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

NONEXCLUSIVE PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

RECITALS	1
1. Definitions	2
2. Grant of Rights	4
3. Company Diligence Obligations.	5
4. Royalties and Payment Terms	6
5. Reports and Records.	8
6. Patent Prosecution	9
7. Infringement.	10
8. Indemnification and Insurance.	11
9. No Representations or Warranties.	12
10. Assignment.	12
11. General Compliance with Laws.	12
12. Termination	14
13. Dispute Resolution	15
14. Miscellaneous.	16
APPENDIX A	19

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MASSACHUSETTS INSTITUTE OF TECHNOLOGY

NONEXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of February 1, 2018 (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("MIT"), a Massachusetts non-profit corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and IIOT-OXYS, Inc. ("COMPANY"), a corporation, with a principal place of business at 705 Cambridge St. Cambridge, MA 02141.

RECITALS

WHEREAS, MIT is the owner of certain PATENT RIGHTS (as later defined herein) relating to MIT Case No. 13930, "Non-Intrusive Monitoring of Power and Other Parameters" by Al-Thaddeus Avestruz, Zachary Alan Clifford, John Jacob Cooley, and Steven B. Leeb, MIT Case No. 16022, "Non-Intrusive Monitoring," by John Sebastian Donnal, Steven B. Leeb, Jin (Jinyeong) Moon, James Paris, and Christopher James Schantz, and MIT Case No. 18553, "Noncontact Power Sensing," by John Sebastian Donnal, David Morris, Lawrence and Steven B. Leeb and has the right to grant licenses under said PATENT RIGHTS; and

WHEREAS, MIT desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license hereunder; and

WHEREAS, COMPANY has represented to MIT, to induce MIT to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, MIT and COMPANY hereby agree as follows:

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1.       DEFINITIONS.

1.1      "AFFILIATE" shall mean any legal entity (including, but not limited to, a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2      "COVERED" shall mean, with respect to a given product, process, method or service, that a claim of the PATENT RIGHTS would (absent a license thereunder or ownership thereof) be infringed by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, "infringed" refers to activity that would infringe or be covered by a claim of the PATENT RIGHTS if it were contained in an issued patent.

1.3      "FIELD" shall mean power and load monitoring of industrial equipment in factories.

1.4      "LICENSED PRODUCT" shall mean any product or service that, in whole or in part:

(a) is COVERED by one or more issued, unexpired claims or pending claims of the PATENT RIGHTS; or

(b) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.5      "LICENSED PROCESS" shall mean any process that, in whole or in part:

(a) is COVERED by one or more issued, unexpired claims or pending claims of the PATENT RIGHTS; or

(b) which uses a LICENSED PRODUCT.

1.6      "LICENSED SERVICE" shall mean any service that cannot be performed, in whole or in part, without the practice of at least one method or process which is COVERED by one or more issued, unexpired claims or pending claims of the PATENT RIGHTS or that uses a LICENSED PRODUCT."

1.7      "NET SALES" shall mean the gross amount billed by COMPANY and, as applicable, its AFFILIATES for LICENSED PRODUCTS, LICENSED PROCESSES, and LICENSED SERVICES, less the following:

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(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS or LICENSED SERVICE which is paid by or on behalf of COMPANY; and

(d) to the extent separately stated on invoices, outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS or LICENSED SERVICE. If a LICENSED PRODUCT or a LICENSED PROCESS or LICENSED SERVICE is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-monetary consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS or LICENSED SERVICE charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS or LICENSED SERVICE.

Non-monetary consideration shall not be accepted by COMPANY for any LICENSED PRODUCTS or LICENSED PROCESSES or LICENSED SERVICE without the prior written consent of MIT

1.8      "PATENT CHALLENGE" shall mean a challenge to the validity, patentability, scope, or enforceability of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS.

1.9      "PATENT RIGHTS" shall mean:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

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(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.10      "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.11      "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.12      "TERRITORY" shall mean worldwide.

2.       GRANT OF RIGHTS.

2.1      License Grants. Subject to the terms of this Agreement, MIT hereby grants to COMPANY for the TERM a royalty-bearing nonexclusive license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY. COMPANY shall not have the right to enter into sublicensing agreements with respect to the PATENT RIGHTS.

2.2      No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology, patent, or other rights of MIT or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

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3.       COMPANY DILIGENCE OBLIGATIONS.

3.1       Diligence Requirements. COMPANY shall use diligent efforts to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY shall fulfill the following obligations:

(a) Within four (4) months after the EFFECTIVE DATE, COMPANY shall furnish MIT with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS or LICENSED SERVICE specifying the number of staff and other resources to be devoted to such commercialization effort.

(b) Within sixty (60) days after the end of each calendar year, COMPANY shall furnish MIT with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, with specific reference to the diligence obligations required under this Section 3.1. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c) COMPANY shall permit an in-plant inspection by MIT at regular intervals with at least six (6) months between each such inspection.

(d) All LICENSED PRODUCTS shall be subject to stringent quality control testing to ensure product performance in accordance with stated product specifications. Any time after first commercial sale, MIT reserves the right to test LICENSED PRODUCTS at random intervals to assure that quality standards have been maintained.

(e) COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS on or before September 30, 2018.

(f)  COMPANY shall make NET SALES according to the following schedule:

2018	$100,000;
2019	$500,000;
2020	$1,000,000
2020 and each year thereafter	$1,500,000.

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In the event that MIT determines that COMPANY (or an AFFILIATE) has failed to fulfill any of its obligations under this Section 3.1, then MIT may treat such failure as a material breach in accordance with Section 12.3(b).

4.       ROYALTIES AND PAYMENT TERMS.

4.1       Consideration for Grant of Rights.

(a) License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to MIT, within thirty (30) days of invoicing, a license issue fee of ten thousand dollars ($10,000), and, in accordance with Section 6.2, shall reimburse MIT for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

(b) License Maintenance Fees. COMPANY shall pay to MIT the following license maintenance fees on the dates set forth below:

January 1, 2019	$20,000
January 1, 2020	$40,000
and each January 1 of every year thereafter	$60,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c) Running Royalties. COMPANY shall pay to MIT a running royalty of two percent (2.0%) of NET SALES made in the calendar years 2018, 2019, and 2020. COMPANY shall pay to MIT a running royalty of 4.0% of NET SALES made in the calendar year 2021 and every calendar year thereafter through the TERM. Running royalties shall be payable for each REPORTING PERIOD and shall be due to MIT within sixty (60) days of the end of each REPORTING PERIOD.

(d) Consequences of a PATENT CHALLENGE. In the event that (i) COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against MIT, or (ii) COMPANY or any of its AFFILIATES assists another party in bringing a PATENT CHALLENGE against MIT (except as required under a court order or subpoena), and (iii) MIT does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.4, then all payments due under this Article 4 shall be doubled for the remainder of the term of the Agreement. In the event that such a PATENT CHALLENGE is successful, COMPANY will have no right to recoup any payments made during the period of challenge. In the event that a PATENT CHALLENGE is unsuccessful, COMPANY shall reimburse MIT for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

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(e) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

4.2       Payments.

(a) Invoices. All invoices issued by MIT under this Agreement shall be addressed to COMPANY as follows, or as otherwise provided by COMPANY in writing to MIT:

IIoT-OXYS, Inc.

705 Cambridge St.
Cambridge, MA 02141

Attention to:

Giro DiBiase, CEO
giro@oxyscorp.com

(b) Method of Payment. All payments under this Agreement shall be made payable to "Massachusetts Institute of Technology" and sent to the address identified on the invoice received. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Unless otherwise stated on the invoice, payments sent by wire transfer shall be paid to:

Account Holder: Massachusetts Institute of Technology

Bank Account # 004632424694

Bank Name: Bank of America, NA, 100 Federal Street, Boston, MA 02110

Swift # BOFAUS3N

WIRE Routing (ABA) # 026 009 593

Bank Contact: Christine Brouillard (866) 222-1948 x 2703

Reference: MIT TLO & Invoice Number

(c) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by the Federal Reserve Bank of St. Louis) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

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(d) Taxes. In the event that any payment under this Agreement is or becomes subject to any levy or tax, including, but not limited to any form of tax withholding, income tax, service tax, sales tax or VAT, by local, regional or federal government authorities, COMPANY shall (i) pay to the applicable tax authorities, whether on its own or MIT's behalf, such amount of levy or tax and, if applicable, penalties and interest; and (ii) promptly provide MIT with a copy of the withholding tax certificate or other tax filing documentation evidencing remittance was made. For the avoidance of doubt, any payments made by or on behalf of COMPANY pursuant to this Section 4.2(d) shall not be deducted from any amounts due to MIT under this Agreement.

(e) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at five (5) percentage points above the Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5.       REPORTS AND RECORDS.

5.1       Progress Reports. COMPANY shall deliver progress reports to MIT annually, within sixty (60) days of the end of each calendar year, sufficient to illustrate compliance with this Agreement and specifically discussing the progress of efforts to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, with specific reference to the diligence obligations set forth under Article 3.

5.2       Royalty Reports. COMPANY's obligation to submit reports under this Section 5.2 shall commence upon a first commercial sale or performance. Thereafter, COMPANY shall deliver royalty reports to MIT within sixty (60) days of the end of each REPORTING PERIOD, containing at least the following information for the immediately preceding REPORTING PERIOD:

(a) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY in the provision of services in each country;

(b) a description of LICENSED PROCESSES performed by COMPANY in each country as may be pertinent to a royalty accounting hereunder;

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(c) the gross price charged by COMPANY for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY in each country;

(d) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions; and

(e) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion.

If no amounts are due to MIT for any REPORTING PERIOD, the report shall so state.

5.3       Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY's fiscal year, COMPANY shall provide MIT with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY's treasurer or chief financial officer or by an independent auditor.

5.4       Records. COMPANY and its agents, as applicable, shall keep, in accordance with generally accepted accounting principles, up-to-date, complete, true and accurate books of account in sufficient detail to permit calculation of all amounts due hereunder, including without limitation, copies of all invoices, which will be properly itemized. MIT, or MIT's appointed agents, shall have the right, at MIT's expense, to audit all existing and relevant records for all prior periods to the extent necessary to perform an audit. COMPANY shall fully cooperate fully with such audit and shall permit MIT, or MIT's agents, to inspect and copy such portions of books and records that MIT deems appropriate and necessary. Books of account and supporting records shall be retained for at least seven (7) years following the later of (i) the end of the REPORTING PERIOD to which they pertain, or (ii) the end of the calendar year in which any request for an audit under this Section is made. In the event that any audit performed under this Section reveals an underpayment in excess of the lesser of (i) three percent (3%) for the audited period or any REPORTING PERIOD or (ii) Twenty Five thousand dollars ($25,000), COMPANY shall bear the full cost of such audit and shall remit any amounts due to MIT within thirty (30) days of receiving notice thereof from MIT The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled upon any request by MIT for an audit under this Section. The parties shall cooperate in taking any actions necessary to achieve this result.

6.       PATENT PROSECUTION.

6.1       Responsibility for PATENT RIGHTS. MIT shall, in its sole discretion, apply for, seek issuance of, maintain, or abandon the PATENT RIGHTS during the term of this Agreement.

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6.2       Payment of Expenses. Payment of all fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS including, without limitation, interferences, reexaminations and reissues, shall be the responsibility of COMPANY and other nonexclusive licensees of the PATENT RIGHTS as they exist from time to time. COMPANY shall be responsible for its pro rata share of all such patent related costs, whether such amounts were incurred before or after the EFFECTIVE DATE. As of January 9, 2018, COMPANY's pro rata share is one hundred percent (100%) of the total. and MIT has incurred approximately $120,381.62 for such patent-related fees and costs (the "OUTSTANDING BALANCE"). COMPANY shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, MIT shall pay the fees prescribed for large entities to the United States Patent and Trademark Office. COMPANY shall reimburse MIT for costs incurred before the EFFECTIVE DATE, as follows:

February 15, 2018 September 1, 2018 November 1, 2018 February 1, 2019 May 1, 2019	20% of the OUTSTANDING BALANCE 20% of the OUTSTANDING BALANCE 20% of the OUTSTANDING BALANCE 20% of the OUTSTANDING BALANCE 20% of the OUTSTANDING BALANCE

7. INFRINGEMENT.

7.1       Notification of Infringement. COMPANY shall inform MIT promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

7.2       Right to Prosecute. MIT shall have the right, but not the obligation, to prosecute at its own expense all infringements of the PATENT RIGHTS. The total cost of any such infringement action commenced or defended solely by MIT shall be borne by MIT, and MIT shall keep any recovery or damages derived therefrom, whether compensatory for past infringement or punitive.

7.3       Cooperation. In any infringement suit which MIT may institute to enforce the PATENT RIGHTS pursuant to this Agreement, COMPANY shall, at MIT's expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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8.       INDEMNIFICATION AND INSURANCE.

8.1       Indemnification.

(a) Indemnity. COMPANY shall indemnify, defend, and hold harmless MIT and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any third party claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any rights granted to COMPANY under this Agreement or any breach of this Agreement by COMPANY.

(b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to MIT to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep MIT informed of the progress in the defense and disposition of such claim and to consult with MIT with regard to any proposed settlement.

8.2       Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance and, as applicable to COMPANY's performance with respect to the intellectual property received from MIT pursuant to this Agreement, professional liability insurance, which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance shall be issued by an insurer pre-approved by MIT, such approval not to be unreasonably withheld, shall list MIT as an additional insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to MIT prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for property damage; and, with respect to any professional liability policy, One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of MIT. COMPANY shall provide MIT with Certificates of Insurance evidencing compliance with this Section.

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9.       NO REPRESENTATIONS OR WARRANTIES.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MIT MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF MIT OR THIRD PARTIES, VALIDITY, ENFORCEABILITY, AND SCOPE OF PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

IN NO EVENT SHALL MIT, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER MIT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.        ASSIGNMENT.

This Agreement is personal to COMPANY. None of the rights or obligations hereunder may be assigned or transferred, whether by merger, consolidation, acquisition or other change of control, without the prior written consent of MIT Any purported assignment or transfer in violation of the foregoing shall be null and void and of no force and effect.

11.       GENERAL COMPLIANCE WITH LAWS.

11.1       Compliance with Laws. COMPANY shall, and shall cause its AFFILIATES as necessary to, use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

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11.2       Registration. As required by applicable law, COMPANY shall, and shall cause its AFFILIATES as necessary to, register or record this Agreement with the relevant government authority. After the completion of the registration and recordation, COMPANY shall provide MIT with documentation of registration and recordation issued by the government authorities with respect to this Agreement. The costs of the registration and filing shall be borne by COMPANY.

11.3       Export Control. COMPANY shall, and shall cause its AFFILIATES as necessary to, comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES. and that it will indemnify, defend, and hold MIT harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.4       Use of MIT Name. COMPANY and is AFFILIATES shall not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by MIT, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T, which consent MIT may withhold in its sole discretion. The foregoing notwithstanding, without the consent of MIT, COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from MIT under one or more of the patents and/or patent applications comprising the PATENT RIGHTS in business literature. Such statements may not be used in marketing, promotion, or advertising.

11.5       Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

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12. TERMINATION.

12.1       Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to MIT, such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to MIT through such termination effective date.

12.2       Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, MIT shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3       Termination for Default.

(a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to MIT hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, MIT may terminate this Agreement immediately upon written notice to COMPANY.

(b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, MIT may terminate this Agreement immediately upon written notice to COMPANY.

12.4       Termination as a Consequence of PATENT CHALLENGE By COMPANY. If COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against MIT, or assists others in bringing a PATENT CHALLENGE against MIT (except as required under a court order or subpoena), then MIT may immediately terminate this Agreement.

12.5       Disputes Regarding Termination. If COMPANY disputes any termination by MIT under this Section, it must notify MIT of the nature of such dispute and the proposed manner in which to resolve the dispute within (10) days of receipt of notification of breach or notification of termination by MIT, whichever is sooner. If the parties do not resolve such dispute within ten (10) days of such notification, then COMPANY shall be required to initiate the dispute resolution procedures outlined in Article 13 immediately. If it does not do so, COMPANY shall be considered to have waived its rights to dispute the termination.

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12.6       Effect of Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement:

■  Article 1 ("Definitions");

■  Section 5.2 ("Royalty Reports");

■  Section 5.4 ("Records");

■  Article 8 ("Indemnification and Insurance");

■  Article 9 ("No Representations or Warranties");

■  Article 13 ("Dispute Resolution");

■  Article 14 ("Miscellaneous");

■  Section 11.1 ("Compliance With Laws");

■  Section 11.3 ("Export Control"); and

■  Section 12.6 ("Effect of Termination").

(b) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY or its AFFILIATES from the obligation to pay any amounts that became due on or before the effective date of termination.

13.       DISPUTE RESOLUTION.

13.1       Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2       Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3       Dispute Resolution Procedures.

(a) Mediation. In the event of any dispute arising out of or relating to this Agreement, either party may initiate mediation upon written notice to the other party ("Notice Date") pursuant to Section 14.1, whereupon both parties shall be obligated to engage in a mediation proceeding. The mediation shall commence within forty-five (45) days of the Notice Date. The mediation shall be conducted by a single mediator in Boston, Massachusetts. The party requesting mediation shall designate two (2) or more nominees for mediator in its notice. The other party may accept one of the nominees or may designate its own nominees by notice addressed to the American Arbitration Association (AAA) and copied to the requesting party. If within, fifteen (15) days following the request for mediation, the parties have not selected a mutually acceptable mediator, a mediator shall be appointed by the AAA according to the Commercial Mediation Rules. The mediator shall attempt to facilitate a negotiated settlement of the dispute, but shall have no authority to impose any settlement terms on the parties. The expenses of the mediation shall be borne equally by the parties, but each party shall be responsible for its own counsel fees and expenses.

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(b) Trial Without Jury. If the dispute is not resolved by mediation within forty-five (45) days after commencement of mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4       Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5       Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled while the procedures set forth in Section 13.3 are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14.       MISCELLANEOUS.

14.1       Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

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If to MIT:	Massachusetts Institute of Technology Technology Licensing Office, Room NE18-501 255 Main Street, Kendall Square Cambridge, MA 02142-1601 Attention: Director Tel: 617-253-6966 Fax: 617-258-6790

If to COMPANY:	IIoT-OXYS, Inc. 705 Cambridge St. Cambridge, MA 02141 Attention to: Giro DiBiase, CEO giro@Oxyscorp.com

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2       Governing Law/Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any PATENT CHALLENGE and/or any court action between the parties relating to this Agreement. COMPANY submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

14.3       Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4       Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

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14.5       Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.6       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7       Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.8       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		HOT-OXYS INC.

By:	/s/Jim Freedman	By:	/s/ Giro DiBiase

Name:	Jim Freedman	Name:	Giro DiBiase

Title:	Associate Director	Title:	CEO
Technology Licensing Office

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APPENDIX A

List of Patent Applications and Patents

M.I.T. Case No. 13930

United States of America Patent No. 8344724, Issued January 1, 2013

Publication Number: US11/0109306

United States of America Patent No. 8907664, Issued December 9, 2014

Publication Number: US13/0141088

"Non-Intrusive Monitoring Of Power And Other Parameters"

by Al-Thaddeus Avestruz, Zachary Alan. Clifford, John Jacob. Cooley and Steven B. Leeb

M.I.T. Case No. 16022

United States of America Serial No. 14/263407, Filed April 28, 2014

Publication Number: US14/0320125

'Non-Intrusive Monitoring"

by John Sebastian. Donnal, Steven B. Leeb, Jin (Jinyeong) Moon, James Paris and Christopher James Schantz

M.I.T. Case No. 18553

Patent Cooperation Treaty Serial No. PCT1US2016/057165, Filed October 14, 2016

Publication Number: W017/066658

"Noncontact Power Sensing"

by John Sebastian. Donnal, David Morris. Lawrence, Steven B. Leeb and James Paris

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